Exhibit 10.35

COMPANY PRIVATE

August 23, 2001

David C. Warren

1605 Watch Hill Drive

Plano, TX 75093

Revised

Dear David:

eMerge Interactive, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer. We would like your start date to be August 30, 2001 on a part time basis with the expectation that you will be a full time employee on Tuesday, September 4, 2001. The terms of this employment offer are as follows:

Base Salary:	Bi-weekly salary of $8,153.85, if annualized, $212,000.00.

Annual Incentive Bonus:	An annual bonus is to be paid on achievement of annual targets established by the Board with your input, to be prorated in the first year.

Equity:	An option to purchase 500,000 shares of the Company’s common stock, with an exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant, which “grant date” shall be defined as the later of your first day of employment or approval by the Company’s compensation committee.

Option Terms:	Options will be issued pursuant to and governed by the terms of the company’s 1999 Equity Compensation Plan (the “Plan”). Your options will vest 25% per year (100% vesting over 4 years); option term is 10 years; unvested options will terminate immediately upon termination. All options will terminate one year after your death or termination for disability, or 3 months after termination of employment for any reason other than cause, and as of your last day of employment if terminated for cause. In the event of change of control as defined below, options will automatically vest at 100%. Please see the Plan for other terms and conditions.

Termination for cause:	You may be terminated for cause for the following reasons: (1) dishonesty or willful misconduct which harms the company or its reputation, (2) conviction of a crime which in the Company’s view makes you unfit to continue in your position, (3) substance abuse for which you fail, after notice, to complete or undergo treatment, or (4) repeated or willful failure to carry out the lawful directions of the Board of Directors after written notice and the opportunity to have a hearing in front of the Board.

Salary Continuance:	If the Company terminates you without cause, whether or not it is precipitated by a change of control as defined below, you will receive a salary and prorated earned bonus (if any) continuation as severance for a period continuing until the later of 12 months after the commencement of your employment or 6 months after termination. You must agree not to compete with the Company during the period of your salary continuance.

Change of Control:	For purposes of this Agreement, a “Change of Control” shall mean any of the following events:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any person” (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of a majority of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (a) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (2) the Company or any Subsidiary, or (3) any Person in connection with a “Non-Control Transaction (as hereinafter defined):

(b) Consummation of:

(1) A merger, consolidation or reorganization involving the Company, unless persons who are stockholders of the Company immediately before such merger, consolidation or reorganization, directly or indirectly, beneficially owned at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such a merger or consolidation or reorganization (the “Surviving Corporation”).

A transaction described in this Section (b) (1) shall herein be referred to as a “Non-Control Transaction”‘

(2) A sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Other Agreements:	Your offer is contingent on your execution of our standard non-disclosure and assignment of inventions agreement (the “NDA”), which will include an agreement not to solicit or hire any of the company’s employees within one year after termination of your employment.

Relocation:	The Company will provide you with a relocation package to include reimbursement of reasonable and customary moving expenses incurred in the physical move of your household goods and reimbursement of temporary living expenses, if necessary. Additionally, the Company will provide you with a country club initiation fee in Florida and related annual dues.

The Membership resulting from the payment of the initiation fee will be considered a deposit, owned by the Company, and if sold, will be returned to the Company. You will retain any increase in equity value if the Membership is sold. You have the right to purchase the Membership from the Company for the amount of the original initiation fee should you leave the Company for any reason. The annual dues, when paid by the Company, will be reported to you as taxable compensation. Additional inclusions will be mutually agreed upon.

Benefits:	You will be eligible to participate in the Company’s Medical, and Dental Insurance on your 1st day of hire and Life Insurance on your 31st day of employment. Eligibility in the Company’s matching 401(k) plan will occur on the 1st of the quarter following the completion of 90 days of employment.

Employment Type:	At will.

David, this offer is valid until August 27, 2001 and contingent upon the completion and negative results of a pre-employment drug screen paid for by the Company. Please signify your acceptance of this offer by signing below and returning by fax at 509-692-6893 to the attention of Elaine Swigart, Sr. Director of Human Resources.

I look forward to working with you and am confident we are going to have a lot of fun while realizing significant rewards over the coming years.

On behalf of the Board,

/s/ Tom Tippens
Tom Tippens
Chairman and Chief Executive Officer

Enclosures:	Benefits Summary
Drug Screen Chain of Custody Form
Travel and Entertainment Policy
Non-Disclosure and Invention Assignment Agreement

Accepted:	/s/ David Warren	Date: 8/25/01